                                             Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

    This Amendment to the September 1, 2017 Employment Agreement (as amended from time to time, the “Employment Agreement”) between East West Bancorp, Inc. (“Company”) and Catherine Zhou (“Employee”) is entered into as of this 2nd of October, 2020 by and between Company and Employee.

    The following terms and conditions of the Employment Agreement are hereby modified:

1.Section 2 (Term of Contract) of the Agreement is hereby modified in its entirety to read as follows: This Agreement and employment under this Agreement shall terminate on October 2, 2021, unless extended by Company.

2.Except as expressly agreed to herein, the Employment Agreement between the parties shall remain in force and effect.

EAST WEST BANCORP, INC.
/s/ GARY TEO
Gary Teo
Head of Human Resources

/s/ CATHERINE ZHOU
Employee: Catherine Zhou